Contact:
Steven J. Armond
Chief Financial Officer
American CareSource Holdings, Inc.
Tel: 972-308-6847

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS REPORTS
RECORD 2008 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Company reports sixth consecutive quarterly profit of $1.5 million, or $0.08 per diluted share

DALLAS, TX – March 31, 2009 -- American CareSource Holdings, Inc. (Nasdaq: ANCI) today announced record financial and operational results for the three months and year ended December 31, 2008.  Recent highlights include:

•	Reported quarterly net income of $1.5 million, or $0.08 per diluted share, resulting in six consecutive quarters of profit growth.

•	Achieved $17.7 million in revenue for the fourth quarter, a 74.4% increase in revenues compared to the same prior year period, representing seven quarters of sequential revenue growth.

•
Attained quarterly gross margins of approximately 16.3% compared to approximately 11.8% in the three months ended December 31, 2007, reflecting continued leverage of the Company’s fixed cost infrastructure.

•	Generated EBITDA, as adjusted, of approximately $1.82 million for the quarter.

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EBITDA, as adjusted, (a non-GAAP measure) is defined as income (loss) from operations adjusted for depreciation and amortization, non-cash warrant and option compensation expense and executive severance. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income (loss) from operations reported under generally accepted accounting principles (GAAP).

•
The Company finished the year with approximately $10.6 million in cash and cash equivalents on hand and generated approximately $2.24 million in cash from operating activities in the fourth quarter and approximately $6.5 million during the full year of 2008.

•	Claims volume increased to approximately 82,500 for the fourth quarter of 2008, up 62% over the fourth quarter of 2007.

•	Signed new client agreement with Principal Financial Group to provide a full range of ancillary care services for its newly launched proprietary healthcare network, Principal Edge Network.

•	Signed new client agreement with Insurers Administrative Corporation, expanding growth in the TPA market.

•	Signed new client agreement with InterGroup Services Corporation, extending reach into the Mid-Atlantic PPO market.

•	Extended contract with HealthSmart Preferred Care II, LP through 2012 and expanded services provided.

•	The Company ranked number one stock performer on The NASDAQ Capital Market® for 2008.

“We are pleased to report that we exceeded our previously updated 2008 revenue guidance of $55 to $57 million,” stated David S. Boone, Chief Executive Officer of American CareSource. “As we move into 2009, we expect annual revenues to range between $85 and $95 million for the year as we gain additional market share. Our 2009 revenue guidance is based on continued rapid growth which will be driven by the expansion of services offered to existing clients as well as the addition of new clients and expansion of our provider network across the United States.”

Revenues for the fourth quarter of 2008 rose 74.4% to $17.7 million compared to $10.1 million in the fourth quarter of 2007. The Company’s fourth quarter revenues also represent a 9.6% improvement over the third quarter of 2008 reported revenues of $16.1 million. For the full year ended December 31, 2008, the Company reported revenues of $58.3 million, a 148.2% increase compared to revenues of $23.5 million in the same period of 2007.

Net income increased to $1.5 million, or $0.08 per diluted share, for the three months ended December 31, 2008, compared to net income of approximately $318 thousand, or $0.02 per share, in the same period last year. For the full year ended December 31, 2008, net income increased to $3.6 million, or $0.21 per diluted share, compared to a net loss of $820 thousand, or $0.06 per share, for the same period in 2007.  Net income for the three months ended December 31, 2008 reflected reduced bonus expenses of approximately $327 thousand related to variable compensation expense that will be paid in the form of restricted stock units in lieu of cash.  Expense related to the restricted stock units will be expensed over the corresponding two year vesting period beginning March 2009.

Cash provided by operations was $6.5 million for the full year ended December 31, 2008 versus cash used in operations of approximately $281 thousand during the same period in 2007. Factors affecting the improvement in operating cash flows include earnings growth, accelerated client collections and overall effectiveness in working capital management.  The Company has generated positive cash flow for six consecutive quarters and continues to operate debt free.  At December 31, 2008, the Company had approximately $10.6 million in cash and cash equivalents compared to $4.3 million at December 31, 2007.

Conference Call
As previously announced, American CareSource will hold a conference call to discuss financial results of the fourth quarter and year ended December 31, 2008 as follows:

Date:   Tuesday, March 31, 2009
Time:   10:00 a.m. (CT)/11:00 a.m. (ET)
Dial-in numbers: 877-795-3610 (U.S. & Canada) or 719-325-4819
Live webcast: www.anci-care.com, under “Events”

The teleconference replay will be available two hours after completion through Tuesday, April 7, 2009 at 888-203-1112 (U.S. & Canada) or 719-457-0820. The replay pass code is 1234640. The archived webcast will be available for one year on the Company’s investor website, www.anci-care.com, under “Events.”

About Ancillary Healthcare Services
American CareSource provides ancillary healthcare services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion, and has grown to 30% of total national health expenditures. These providers offer services in over 30 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics, and others.

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of approximately 2,500 ancillary service providers at over 25,000 sites through its subsidiary, Ancillary Care Services. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to future engagements by clients, revenue growth, earnings, and guidance are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may prove to be inaccurate or may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to demand for our services, pricing, market acceptance, our ability to integrate with our clients, our ability to attract and maintain providers, our ability to manage growth, the effect of economic conditions, and the affect of competitive services, risks in product development, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

(Tables to Follow)

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Net Revenues	$17,659,778	$10,124,555	$58,288,775	$23,487,911

Cost of revenues:
Provider payments	12,912,709	7,675,391	42,602,808	17,205,652
Administrative fees	1,014,458	611,245	3,395,085	1,250,386
Fixed costs	859,798	643,240	3,255,140	2,145,562
Total cost of revenues	14,786,965	8,929,876	49,253,033	20,601,600

Contribution margin	2,872,813	1,194,679	9,035,742	2,886,311

Selling, general and administrative expenses	1,298,767	1,076,255	5,094,580	3,754,175
Depreciation and amortization	120,900	80,679	415,459	328,839
Total operating expenses	1,419,667	1,156,934	5,510,039	4,083,014

Operating income (loss)	1,453,146	37,745	3,525,703	(1,196,703)

Interest income	45,537	49,657	182,976	200,719
Interest expense	(372)	(1,414)	(4,883)	(10,700)
Debt issuance costs	-	-	-	(46,300)

Total interest income, net	45,165	48,243	178,093	143,719

Income (loss) before income taxes	1,498,311	85,988	3,703,796	(1,052,984)
Income tax provision (benefit)	3,710	(232,754)	65,333	(232,754)
Net Income (loss)	$1,494,601	$318,742	$3,638,463	$(820,230)

Earnings (loss) per common share:
Basic	$0.10	$0.02	$0.24	$(0.06)
Diluted	$0.08	$0.02	$0.21	$(0.06)

Basic weighted average common shares outstanding	15,166,817	14,659,757	15,083,827	14,546,796
Diluted weighted average common shares outstanding	18,207,577	17,253,245	17,735,576	14,546,796

Reconciliation of non-GAAP financial measures to reported GAAP financial measures

Reconciliation of EBITDA and EBITDA, as adjusted:

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating income (loss)	$1,453,146	$37,745	$3,525,703	$(1,196,703)
Depreciation and amortization	120,900	80,679	415,459	328,839
EBITDA	1,574,046	118,424	3,941,162	(867,864)
Executive severance	-	-	21,844	338,010
Non-cash stock-based compensation expense	241,307	216,805	781,340	705,965
EBITDA, as adjusted	$1,815,353	$335,229	$4,744,346	$176,111

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$10,577,829	$4,272,498
Accounts receivable, net	5,788,457	3,651,203
Prepaid expenses and other current assets	495,814	409,445
Total current assets	16,862,100	8,333,146

Property and equipment, net	915,224	332,450

Other assets:
Certificate of Deposit, restricted	-	145,000
Other non-current assets	1,127,114	492,977
Intangible assets, net	1,280,656	1,494,238
Goodwill	4,361,299	4,361,299

Total assets	$24,546,393	$15,159,110

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$5,964,392	$3,344,278
Accounts payable and accrued liabilities	3,100,839	1,320,036
Current maturities of long-term debt	11,023	55,697
Total current liabilities	9,076,254	4,720,011

Long-term debt	3,053	50,348
Shareholders' equity	15,467,086	10,388,751

Total liabilities and shareholders' equity	$24,546,393	$15,159,110

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$3,638,463	$(820,230)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operations:
Stock-based compensation expense	698,863	418,058
Depreciation and amortization	415,462	328,839
Amortization of debt issuance costs	-	46,300
Client administration fee expense related to warrants	82,478	35,276
Deferred income taxes	11,772	(255,731)
Changes in operating assets and liabilities:
Accounts receivable	(2,137,254)	(2,316,253)
Prepaid expenses and other assets	346,575	(542,626)
Accounts payable and accrued liabilities	780,803	558,110
Due to service providers	2,620,114	2,267,104
Net cash provided by (used in) operating activities	6,457,276	(281,153)

Cash flows from investing activities:
Investment in software development costs	(492,185)	-
Additions to property and equipment	(292,469)	(181,153)
Redemption of certificate of deposit	145,000	-
Net cash used in investing activities	(639,654)	(181,153)

Cash flows from financing activities:
Payments on long-term debt	(91,969)	(348,215)
Proceeds from exercise of stock warrants	127,428	-
Proceeds from exercise of stock options	452,250	57,639
Net cash provided by (used in) financing activities	487,709	(290,576)

Net increase (decrease) in cash and cash equivalents	6,305,331	(752,882)
Cash and cash equivalents at beginning of period	4,272,498	5,025,380

Cash and cash equivalents at end of period	$10,577,829	$4,272,498